================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Ascend Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                          ASCEND COMMUNICATIONS, INC.
                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                               ALAMEDA, CA 94502

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                               ----------------

To the Stockholders of Ascend Communications, Inc.:

  The Annual Meeting of Stockholders of Ascend Communications, Inc., a Delaware corporation (the "Corporation"), will be held on Thursday, May 21, 1998 (the "Annual Meeting") at 9:00 A.M., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, to consider and act upon the following matters:

    1. To elect eight (8) members of the Board of Directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

    2. To approve the implementation of the Corporation's 1998 Stock Incentive Plan.

    3. To approve amendments to the Corporation's 1994 Outside Directors Stock Option Plan (the "Directors Option Plan") to (i) decrease the initial stock option grant from 192,000 shares to 75,000 shares for outside directors first elected after the Annual Meeting; (ii) to decrease the stock option grant for each subsequent year of service on the Board of Directors from 48,000 shares to 25,000 shares for all outside directors following the Annual Meeting; (iii) to limit the number of shares granted for each initial stock option grant and the stock option grant for each subsequent year of service on the Board of Directors to the amount stated above effective after the Annual Meeting; and (iv) to increase the number of shares of Common Stock available for issuance under the Directors Option Plan from 2,000,000 shares to 2,400,000 shares.

    4. To ratify the selection of Ernst & Young LLP as auditors for the fiscal year ending December 31, 1998.

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders entitled to notice of and to vote at the meeting shall be determined as of March 23, 1998, the record date fixed by the Board of Directors for such purpose.

                                          By Order of the Board of Directors,

                                          /s/ Michael F.G. Ashby

                                          Michael F.G. Ashby
                                          Secretary

Mail Date: April 8, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                          ASCEND COMMUNICATIONS, INC.
                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                               ALAMEDA, CA 94502

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                 APRIL 8, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ascend Communications, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998 (the "Annual Meeting") at 9:00 A.M., local time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, and any adjournments thereof.

  Only stockholders of record as of March 23, 1998 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 192,724,700 shares of common stock, $.001 par value (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Corporation.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about April 8, 1998.

VOTING SECURITIES AND VOTES REQUIRED

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  The persons named as attorneys in the proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon proposals (i) to approve the implementation of the Corporation's 1998 Stock Incentive Plan, (ii) to amend the Corporation's 1994 Outside Directors Stock Option Plan; and (iii) to ratify the selection of auditors, all as further described in this Proxy Statement. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

  The Board of Directors of the Corporation knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

ADJUSTMENTS FOR STOCK SPLITS

  All share and per share information in this Proxy Statement has been adjusted as of each date given to reflect the following stock splits in the form of stock dividends; (i) a two-for-one in May 1995; (ii) a two-for-one in October 1995; and (iii) a two-for-one in January 1996.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of February 28, 1998, with respect to beneficial ownership of the Corporation's Common Stock by: (i) each person who, to the knowledge of the Corporation, beneficially owned more than 5% of the shares of Common Stock outstanding as of such date; (ii) each director or nominee for director; (iii) each executive officer identified in the Summary Compensation Table set forth below under the heading "Compensation and Other Information Concerning Directors and Officers," and (iv) all directors, nominees and executive officers as a group.

                                           AMOUNT AND
                                            NATURE OF      PERCENTAGE OF COMMON
   NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP (1)    STOCK OUTSTANDING (2)
   ------------------------------------   -------------    ---------------------
   5% Stockholders
   Capital Group Companies, Inc.........   12,789,580(3)           6.66%
    333 South Hope Street
    Los Angeles, California 90071
   Directors and Executive Officers
   Betsy S. Atkins......................      130,339(4)              *
   Robert K. Dahl.......................       63,979                 *
   Roger L. Evans.......................    1,893,592(5)              *
   C. Richard Kramlich..................      241,049(6)              *
   James P. Lally.......................      214,434(7)              *
   Martin L. Schoffstall................       50,037(8)              *
   Mory Ejabat..........................    1,523,843(9)              *
   Michael E. Hendren...................      365,746(10)             *
   Curtis N. Sanford....................      689,732(11)             *
   Daniel E. Smith......................    1,730,339(12)             *
   Jeanette A. Symons...................    1,230,757(13)             *
   Directors and executive officers as a
    group
    (17 persons)........................    9,232,409(14)          4.64%

--------
 *Less than 1% of the total number of outstanding shares of Common Stock.
(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares.
(2) The number of shares of Common Stock deemed outstanding on February 28, 1998 includes (i) 191,906,397 shares of Common Stock outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days of February 28, 1998 by the person or group in question.

 (3) Represents shares held by The Capital Group Companies, Inc., which is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares reported. The investment management companies, which include a "bank" and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc. does not have investment power or voting power over any of the shares reported herein; however, The Capital Group Companies may be deemed to beneficially own such shares. Information stated above is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998.
 (4) Includes 72,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
 (5) Includes 210,282 shares of Common Stock held by Greylock Limited Partnership and 588,408 shares of Common Stock held by Greylock Equity Limited Partnership. Mr. Evans is a general partner of Greylock Limited Partnership and of Greylock Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership. As such, Mr. Evans may be deemed to beneficially own such shares, but disclaims beneficial ownership of the shares. Also includes 180,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
 (6) Includes 132,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
 (7) Includes 180,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
 (8) Includes 1,600 shares of Common Stock held in an irrevocable charitable trust in which a family member of Mr. Schofstall is a trustee and Mr. Schofstall is the beneficiary. Also includes 48,000 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
 (9) Consists of 1,523,843 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
(10) Includes 362,714 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
(11) Includes 2,000 shares of Common Stock held by a family member of Mr. Sanford. Also includes 569,188 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
(12) Includes 1,577,569 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
(13) Includes 1,120,093 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.
(14) Includes an aggregate of 6,858,305 shares of Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

                             ELECTION OF DIRECTORS

  Eight (8) directors, constituting the Corporation's full Board of Directors, are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Corporation's Annual Meeting of Stockholders in 1999 and until their successors are elected and qualified.

  Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Management knows of no reason why any nominee would be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

  If a quorum is present and voting, the nominees for directors receiving the highest number of affirmative votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining whether a quorum is present.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
                    ELECTION OF THE NOMINEES LISTED BELOW.

 NAME                               POSITION WITH THE CORPORATION   AGE DIRECTOR SINCE
 ----                               -----------------------------   --- --------------
 Mory Ejabat......................     Director, President and       48      1994
                                       Chief Executive Officer
 Daniel E. Smith..................     Director, EVP and             48      1997
                                       General Manager, Core
                                       Systems
 Robert K. Dahl...................     Director                      57      1995
 Betsy S. Atkins..................     Director                      42      1989
 Roger L. Evans...................     Director                      52      1989
 C. Richard Kramlich..............     Director                      63      1990
 James P. Lally...................     Director                      52      1989
 Martin L. Schoffstall............     Director                      38      1996

There are no family relationships among any directors or executive officers of the Corporation.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  During 1997, the Board of Directors held eight (8) meetings. No incumbent director serving on the Board of Directors in 1997 attended fewer than 75% of such meetings of the Board of Directors and the Committees on which he or she serves, except Messrs. Schoffstall and Smith.

  The Corporation has an Audit Committee and a Compensation Committee.

  The Audit Committee's function is to review with the Corporation's independent auditors and management the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Corporation's financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board of Directors, subject to ratification by the stockholders, and periodically review the Corporation's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Evans and Lally. During 1997, the Audit Committee held one (1) meeting.

  The Compensation Committee's function is to review and establish salary levels for executive officers and certain other management employees and to grant stock options. The members of the Compensation Committee are Ms. Atkins and Mr. Kramlich. During 1997, the Compensation Committee held one (1) meeting. For additional information concerning the Compensation Committee, see "Compensation Committee Report on Executive Compensation."

DIRECTORS AND EXECUTIVE OFFICERS PROFESSIONAL EXPERIENCE

  Mory Ejabat has served as President, Chief Executive Officer and Director of the Corporation since June 1995. Prior to that, Mr. Ejabat served as the Corporation's President, Chief Operating Officer and Director from March 1994 to June 1995, as Executive Vice President from December 1992 to March 1994 and as Vice President, Operations from January 1990 to December 1992. Mr. Ejabat also served in various management capacities, including Vice President for Wide Area Communications Products and Vice President of Development and Operations for Micom Systems, Inc., a data communications equipment manufacturer.

  Daniel E. Smith has served as Executive Vice President and General Manager, Core Systems and Director of the Corporation since June 1997. Prior to that time, Mr. Smith served as President, Chief Executive Officer and Director of Cascade Communications Corp. from April 1992 to June 1997. From August 1987 until April 1992, Mr. Smith served as Vice President of Sales for Proteon, Inc., a producer of LAN and LAN interworking products.

  Robert K. Dahl has served as a director of the Corporation since July 1995. Prior to that time, Mr. Dahl served as Executive Vice President, Planning of the Corporation from October 1997 to January 1998. Mr. Dahl served as Vice President of Finance and Chief Financial Officer of the Corporation from January 1994 to October 1997. Prior to joining the Corporation, Mr. Dahl was a private investor and a principal in Dahl-De Vivo Management Co., a private investment firm. Mr. Dahl also serves on the Board of Directors of the Bank of Alameda, Timesink, Inc., Spear Technologies, Inc. and Northpoint Communications, Inc.

  Betsy S. Atkins has served as a director of the Corporation since August 1989. Ms. Atkins has been retired since 1993. Prior to that time, Ms. Atkins was President and Chief Executive Officer of Nellson Candies, Inc. from 1990 to 1993. From August 1989 to January 1990, Ms. Atkins was Vice President of Marketing and Sales for the Corporation. From 1987 to 1988, Ms. Atkins served Vice President of Marketing for Unisys Corporation, a computer manufacturer. Ms. Atkins also serves as Chairperson of the Board of Directors of Amplitude Software Corp. and a member of the Board of Directors of Secure Computing Corporation.

  Roger L. Evans has served as a director of the Corporation since April 1989. In 1989, Mr. Evans joined Greylock Management Corporation, the service organization to the Greylock venture capital partnerships and became a Special Limited Partner of Greylock Capital Limited Partnership. He has been a General Partner of Greylock Limited Partnership since 1991, Greylock Equity Limited Partnership since 1994 and Greylock IX Limited Partnership since 1997.

  C. Richard Kramlich has served as a director of the Corporation since February 1990. Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm, since June 1978. Mr. Kramlich also serves on the Board of Directors of Chalone, Inc., Macromedia, Inc., Silicon Graphics, Inc., SyQuest Technology, Inc. and Lumisys, Inc.

  James P. Lally has served as a director of the Corporation since April 1989. Mr. Lally has been a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1981. Mr. Lally also serves on the Board of Directors of NeoMagic Corp.

  Martin L. Schoffstall has served as a director of the Corporation since June 1996. Mr. Schoffstall is a founder of Timesink, Inc., an internet communications and advertising company, and has served as its President and Chairman of the Board of Directors since its inception in April 1996. Mr. Schoffstall is a co-founder of PSINet Inc. ("PSINet"), an Internet access and service provider, and served as PSINet's Senior Vice President from February 1995 to April 1996, as director and Chief Technical Officer of PSINet from its inception in 1988 to April 1996 and as Vice President and Treasurer of PSINet from 1988 to February 1995. Mr. Schoffstall also serves on the Board of Directors of Go2net, Inc.

  Curtis N. Sanford has served as Senior Vice President, International Sales and General Manager of International Operations since December 1995. Prior to that time, Mr. Sanford served as the Corporation's Vice President of International Sales from May 1994 to December 1995, as Vice President Worldwide Marketing and International Sales from January 1993 to May 1994 and Vice President, International from January 1990 to January 1993. From June 1980 to December 1989, Mr. Sanford served in various positions, including Director, Far East Operations for BBN Communications Corporation, a data communications equipment manufacturer.

  Michael E. Hendren has served as Senior Vice President, North American Sales and Service of the Corporation since December 1995. Prior to that time, Mr. Hendren served as Vice President, North American Sales of the Corporation from May 1994 to December 1995. From January 1990 to April 1994, Mr. Hendren served in various management positions, including Vice President of Sales for ACC Corp., a communications equipment manufacturer.

  Jeanette A. Symons is co-founder of the Corporation and has served as Executive Vice President of Advanced Products and Chief Technical Officer since June 1995. Prior to that time, Ms. Symons served as Vice President of Engineering for the Corporation from January 1994 to June 1995 and served in various other management positions with the Corporation from 1989 to 1993. Ms. Symons served as a software engineer from October 1983 to December 1988 for Hayes Microcomputer, where she developed and managed its ISDN program.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the annual and long-term compensation paid or earned for services rendered to the Corporation during the fiscal years ended December 31, 1997, 1996 and 1995 to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation in fiscal year 1997 (the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE (1)

                                            COMPENSATION
                         --------------------------------------------------
                                                                             LONG TERM
                                                                            COMPENSATION
                              ANNUAL COMPENSATION                              AWARDS
NAMED AND PRINCIPAL      -----------------------------     OTHER ANNUAL     ------------
POSITION                 YEAR SALARY ($) BONUS ($) (2) COMPENSATION ($) (3) OPTIONS (#)
-------------------      ---- ---------- ------------- -------------------- ------------
Mory Ejabat............. 1997  426,464      238,000            2,768           300,000
 President and Chief     1996  327,928      487,500            3,983           400,000
  Executive Officer      1995  233,103      230,000            4,740         1,023,840

Michael E. Hendren...... 1997  357,216           --               --            75,000
 Senior Vice President,  1996  325,227           --               --           150,000
 North America Sales and 1995  331,029           --               --           170,000
  Service

Robert K. Dahl.......... 1997  340,960      163,200           11,753                --
 Executive Vice          1996  290,960      435,000           14,272           350,000
  President, Planning    1995  201,308      200,000           19,290           401,680
 (Retired January 1998)

Curtis N. Sanford....... 1997  336,827           --            4,860           112,500
 Senior Vice President,  1996  541,051           --            4,860           150,000
  International          1995  333,465           --            4,860           251,680
 Sales and General
 Manager of
 International
 Operations

Jeanette A. Symons...... 1997  250,000      120,000            3,240           225,000
 Executive Vice          1996  200,000      300,000            3,240           300,000
  President, Advanced    1995  141,500      141,500            3,240           501,760
 Products and Chief
  Technical Officer

--------
(1) Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.
(2) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(3) Represents interest waived by the Corporation which had accrued on full-recourse notes from the executive officer during the fiscal year.

OPTION GRANTS IN 1997

  The following table provides the specified information concerning grants of options to purchase the Corporation's Common Stock made during 1997 to the Corporation's Named Executive Officers. No stock appreciation rights were granted in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                         NUMBER OF  % OF TOTAL                          VALUE OF ASSUMED ANNUAL
                         SECURITIES  OPTIONS                                 RATES OF STOCK
                         UNDERLYING GRANTED TO                             PRICE APPRECIATION
                          OPTIONS   EMPLOYEES    EXERCISE                 FOR OPTION TERM (3)
                          GRANTED   IN FISCAL      PRICE     EXPIRATION ------------------------
NAME                      (#) (1)      YEAR    ($/SHARE) (2)    DATE      5% ($)      10% ($)
----                     ---------- ---------- ------------- ---------- ----------- ------------
Mory Ejabat.............  300,000      .70%        23.63      12/03/07    4,457,291   11,295,650
Michael E. Hendren......   75,000      .18%        23.63      12/03/07    1,114,323    2,823,912
Robert K. Dahl..........       --       --            --            --           --           --
Curtis N. Sanford.......  112,500      .26%        23.63      12/03/07    1,671,484    4,235,869
Jeanette A. Symons......  225,000      .53%        23.63      12/03/07    3,342,968    8,471,737

--------
(1) All options granted in 1997 were granted under the Corporation's 1989 Stock Option Plan. Options generally vest, in the case of new employees, as to 1/4th of the subject shares on the first anniversary of the employee's hire date, and an additional 1/48th of the subject shares upon completion of each succeeding full month of continuous employment with the Corporation thereafter. Subsequent options granted to an employee typically vest as to 1/48th of the subject shares upon completion of each full month of continuous employment following the date of grant. The options granted to the Named Executive Officers above vest as to 1/36th of the subject shares upon completion of each full month of continuous employment following the date of grant.
(2) All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant.
(3) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Corporation's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Corporation, overall market conditions and the option holder's continued employment through the vesting period.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted to the Corporation's Named Executive Officers under the Corporation's 1989 Stock Option Plan, including:
(i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ending December 31, 1997; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1997; and (iv) the value of such unexercised options at December 31, 1997. No stock appreciation rights were exercised or outstanding in 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING           IN-THE-MONEY OPTIONS
                                                  OPTIONS AT FY-END (2)       AT FY-END ($)(3)
                                                ------------------------- -------------------------
                            SHARES      VALUE
                         ACQUIRED ON  REALIZED
NAME                     EXERCISE (#)  ($)(1)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ --------- ----------- ------------- ----------- -------------
Mory Ejabat.............    54,339    3,121,611  1,573,843         0      10,986,207         0
Michael E. Hendren......   145,625    5,655,934    454,791         0       4,671,659         0
Robert K. Dahl..........   107,654    3,510,791    574,506         0         885,788         0
Curtis N. Sanford.......        --           --    569,188         0       4,277,555         0
Jeanette A. Symons......        --           --  1,120,093         0       9,729,928         0

--------
(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers, but are calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Corporation's Common Stock at the time of such sale.
(2) Options granted under the Corporation's 1989 Stock Option Plan generally are exercisable immediately subject to a repurchase right in favor of the Corporation which lapses as the option vests as described in Footnote 1 to the table entitled "Option Grants in Last Fiscal Year."
(3) Value is based on the difference between the option exercise price and the fair market value at December 31, 1997, the last day during fiscal year 1997 for which market prices are available ($24.50 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

  Certain options granted under the Corporation's 1989 Stock Option Plan contain provisions pursuant to which the unvested portions of outstanding options become immediately exercisable and fully vested upon a merger of the Corporation in which the Corporation's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Corporation or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of the consummation of the merger, or assumed or substituted for by the successor corporation.

  In March 1998, the Board of Directors approved certain benefits for officers and other key employees upon a change in control of the Corporation in which the Corporation's stockholders do not retain, directly or indirectly, greater than 55% of the beneficial interest in the voting stock of the Corporation or its successor, or there is a change of a majority of the incumbent members of the Board of Directors of the Corporation or its successor. Certain outstanding options granted to officers and other key employees will receive 12 months advancement of vesting and, under certain circumstances, the individual may receive severance payments for up to 18 months at the individual's current annual salary plus adjustments for taxes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is comprised of two outside directors of the Board of Directors and is responsible for establishing and monitoring policies governing the compensation of executive officers and certain other key employees. For executive officers, the Committee reviews the performance and compensation levels, sets salary and bonus levels and recommends to the Board of Directors option grants under the Corporation's option plan. The Committee attempts to correlate executive officer compensation with the Corporation's business objectives and performance, and to enable the Corporation to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Corporation.

OVERVIEW AND POLICIES FOR 1997

  In 1997, compensation for the Corporation's executive officers consisted primarily of base salary, potential bonuses based upon the Corporation's performance for the year and long-term equity incentives in the form of stock options.

 Base Salary

  With the assistance of management, the Committee engaged consultants to survey the compensation practices in the high technology industry (the "Peer Group Companies") to ensure that the Corporation's compensation structure was competitive. In preparing the Stock Performance Graph included in this Proxy Statement, the Corporation selected the Nasdaq Telecommunications Stock Index (the "Nasdaq Index") as its published industry index. The companies included in the Peer Group Companies are not necessarily those included in the Nasdaq Index, because companies in the Nasdaq Index may not compete with the Corporation for executive talent, and companies which do compete for executive officers may not be publicly traded. The Committee also reviewed the Corporation's financial performance in 1996, certain milestones achieved by the Corporation (including profitability, sales levels, the successful acquisitions of various companies and new product introductions) and individual executive officer responsibilities. As a result of the survey and based upon the Corporation's strong performance in 1996, the Committee approved increases to executive officers base salaries so that they were approximately in the 75th percentile range for comparable positions at similarly sized high technology corporations.

  For 1997, each executive officer, including the Chief Executive Officer, received his or her base salary as recommended by the Committee.

 Performance Bonuses

  It is the policy of the Committee that a portion of the annual cash compensation of each executive officer be contingent upon the performance of the Corporation. The Committee approves an executive bonus plan each year. During 1997, the Corporation's bonus plan was based upon certain financial objectives and individual non-financial objectives and had three targeted bonus performance levels. Annual bonus compensation at the lowest, mid-range and highest targeted bonus performance levels represented up to approximately 60%, 90% and 120%, respectively, of the base salary for each executive officer who participated in the bonus plan.

  In 1997, the Corporation paid bonuses to each executive officer in an amount equal to approximately 50% of the respective executive officer's base salary.

 Long-Term Equity Incentives

  The Committee believes in granting stock options to the Corporation's executive officers in an attempt to tie executive officer compensation directly to the long-term success of the Corporation and increase in stockholder value. In addition, the Committee believes annual unvested stock option grants to executive officers are important to retain current executive officers.

  In December 1997, each executive officer, except Messrs. Ashby, Dahl, Misunas and Schneider were granted a stock option under the Corporation's 1989 Stock Option Plan. The size of each grant was based on the executive officer's position with the Corporation, the executive officer's past performance and the number of unvested options then held by the executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Ejabat has served as an executive officer of the Corporation since January 1990 and has served as the Corporation's Chief Executive Officer since June 1995. Mr. Ejabat's base salary for 1997 was established by the Committee based upon (i) the Corporation's financial performance; (ii) Mr. Ejabat's individual duties; and (iii) the salaries paid to executives with comparable positions at similarly situated high technology companies. Based upon these criteria, Mr. Ejabat earned his base salary and a 50% bonus under the Corporation's bonus plan in recognition of the Corporation's achievement of successful acquisitions, individual duties and contributions, the expansion of the Corporation's senior management team and the Corporation's continued development of new products. Mr. Ejabat also received in December 1997 a stock option grant for 300,000 shares under the Corporation's 1989 Stock Option Plan as part of his compensation for 1997.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  The Committee does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for certain compensation in excess of $1 million, will have an effect on the Corporation in the near future. The Committee believes that stock options granted under the 1989 Stock Option Plan and, if approved by the stockholders, the 1998 Stock Incentive Plan meet the exception for qualified performance-based compensation in accordance with Internal Revenue Code Regulations, so that amounts otherwise deductible with respect to such options will not count toward the $1 million deduction limit. The Committee's general policy is to take into account the deductibility of compensation in determining the type and amount of compensation payable to executive officers.

                                 RESPECTFULLY SUBMITTED BY THE COMPENSATION
                                  COMMITTEE:

                                 Betsy S. Atkins
                                 C. Richard Kramlich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the Compensation Committee was comprised of two outside directors of the Board of Directors, Ms. Atkins and Mr. Kramlich. No member of the Compensation Committee was at any time during the past fiscal year an officer or employee of the Corporation or any of its subsidiaries.

  No executive officer of the Corporation served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors ) of another entity, where an executive officer of such other entity served as a director of the Corporation. In addition, no executive officer of the Corporation served on the Board of Directors of another entity, one of whose executive officers served as a member of the Compensation Committee of the Corporation.

COMPENSATION OF DIRECTORS

  For each meeting of the Board of Directors which they attend, directors are reimbursed for reasonable travel expenses incurred. Pursuant to the Corporation's 1994 Outside Directors Stock Option Plan (the "Directors Option Plan"), all directors who are not employees of the Corporation are automatically granted non-qualified stock options to purchase the Corporation's Common Stock upon their initial appointment to the Board of Directors (each, an "Initial Grant") and then thereafter on an annual basis (each a "Subsequent Grant"). The Initial Grant is for an option to purchase 192,000 shares and the Subsequent Grant is for an option to purchase 48,000 shares. Such options generally become vested and exercisable in equal annual installments over a four-year period beginning on the date of grant. The exercise price per share of all options granted under the Directors Option Plan is equal to the fair market value of the Corporation's Common Stock on the date of grant, and such options expire on the date which is ten years from the date of option grant. Options to purchase 240,000 shares of Common Stock at an exercise price of $56.625 per share were granted to the non-employee directors in 1997.

  If the proposed amendments to the Directors Option Plan are approved by the stockholders of the Corporation at the Annual Meeting then the Initial Grant to non-employee directors elected for the first time after the Annual Meeting will be decreased from 192,000 shares to 75,000 shares and each Subsequent Grant to all non-employee directors occurring after the Annual Meeting will be decreased from 48,000 shares to 25,000 shares.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering through December 31, 1997, with the cumulative total return on the Nasdaq Telecommunications Stock Index and Standard and Poor's 500 Stock Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 FROM MAY 13, 1994 THROUGH DECEMBER 31, 1997(1)
           ASCEND COMMUNICATIONS, INC., STANDARD AND POOR'S 500 INDEX
                  AND NASDAQ TELECOMMUNICATIONS INDUSTRY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           ASCEND                S&P         NASDAQ TELECOM.
(Fiscal Year Covered)        COMMUNICATIONS, INC.  500 STOCKS  INDUSTRY INDEX
---------------------        --------------------  ----------  ---------------
Measurement Pt-  05/13/94    $100.0                $100.0      $100.0
FYE   12/30/94               $271.7                $103.4      $102.4
FYE   12/29/95               $2163.3               $138.7      $137.3
FYE   12/31/96               $3313.3               $166.8      $142.3
FYE   12/31/97               $1306.7               $218.5      $202.1

--------
(1) Assumes that $100.00 was invested on May 13, 1994 in the Corporation's Common Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1994, the Corporation accepted full-recourse notes, bearing interest at 5.4% per annum, from certain executive officers and key employees in payment of the exercise price for options granted in January 1994. The Corporation waived an aggregate of approximately $33,000, $30,000 and $26,000 of interest which had accrued on these notes during 1995, 1996 and 1997, respectively. The Corporation received notes with principal amounts of $105,000, $487,500, $90,000 and $60,000 from Mr. Ejabat, Mr. Dahl, Mr. Sanford and Ms. Symons, respectively.

  In January 1997, Cascade Communications Corp. ("Cascade"), a wholly-owned subsidiary of the Corporation, completed its acquisition of Sahara Networks, Inc. ("Sahara"), a privately held developer of scaleable high-speed broadband access products, by means of a merger (the "Sahara Merger") of a wholly-owned subsidiary of Cascade with and into Sahara. As a result of the Sahara Merger, Sahara became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.4 million shares of Cascade Common Stock (or 2.4 million equivalent shares of the Corporation's Common Stock after exchange ratio) in exchange for all outstanding shares of Sahara, of which 840,583 shares were issued to Greylock Equity Limited Partnership. Mr. Evans, a director of the Corporation, is a general partner of Greylock Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership.

  In April 1997, the Corporation completed its acquisition of Whitetree, Inc. ("Whitetree"), a privately held developer and manufacturer of high speed Asynchronous Transfer Mode switching products, by means of a merger (the "Whitetree Merger") of a wholly-owned subsidiary of the Corporation with and into Whitetree. As a result of the Whitetree Merger, Whitetree become a wholly-owned subsidiary of the Corporation. The Corporation issued approximately 1.3 million shares of the Corporation's Common Stock in exchange for all outstanding shares of Whitetree, of which 215,661 shares were issued to Greylock Limited Partnership. Mr. Evans, a director of the Corporation , is a general partner of Greylock Limited Partnership.

  In June 1997, the Corporation completed its acquisition of Cascade, a developer and manufacturer of wide area network switches, by means of a merger (the "Cascade Merger") of a wholly-owned subsidiary of the Corporation with and into Cascade. As a result of the Cascade Merger, Cascade became a wholly-owned subsidiary of the Corporation. The Corporation issued approximately 66.3 million shares of the Corporation's Common Stock in exchange for all outstanding shares of Cascade, of which 588,408 shares were issued to Greylock Equity Limited Partnership. Mr. Evans, a director of the Corporation, is a general partner of Greylock Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership.

  To date, the Corporation has made no loans to officers, directors, principal stockholders or other affiliates other than as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Corporation's independent and disinterested directors.

    PROPOSAL TO APPROVE THE IMPLEMENTATION OF THE 1998 STOCK INCENTIVE PLAN

  The Corporation's stockholders are being asked to approve the 1998 Stock Incentive Plan (the "1998 Plan"), pursuant to which 9,000,000 shares of Common Stock will be reserved for issuance plus the number of shares of Common Stock remaining for issuance under the Corporation's First Restated and Amended 1989 Stock Option Plan (the "Predecessor Plan"). The Board of Directors has authorized the implementation of the 1998 Plan as a comprehensive equity incentive program to attract and retain the services of those individuals essential to the Corporation's growth and financial success. The 1998 Plan will become effective upon the approval of the stockholders at the 1998 Annual Meeting.

SUMMARY OF THE PROVISIONS OF THE 1998 PLAN

  The following summary of the 1998 Plan is qualified in its entirety by the specific language of the 1998 Plan, a copy of which is available to any stockholder upon request.

  General. The 1998 Plan provides for the grant of (i) incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees (including officers and directors) and (ii) non-statutory stock options, direct stock awards and authorizations to make direct stock purchases to employees (including officers and directors), non-employee Board members and consultants. All equity incentives granted under the 1998 Plan shall be referred to hereafter collectively as "Stock Rights". Initially, a maximum of 37,000,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Corporation may be issued upon the exercise of Stock Rights granted pursuant to the 1998 Plan, which amount includes (i) approximately 4,000,000 shares remaining available for issuance under the Predecessor Plan, (ii) approximately 24,000,000 shares subject to outstanding options under the Predecessor Plan, plus (iii) an additional increase of 9,000,000 shares. The 1998 plan limits the number of shares for which Stock Rights may be granted to any person within any fiscal year of the Corporation to 500,000 (the "Stock Right Limit"). In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Corporation, appropriate adjustments will be made to the shares subject to the 1998 Plan, to the Stock Right Limit and to outstanding Stock Rights. To the extent any outstanding Stock Right under the 1998 Plan, or the Predecessor Plan, expires or terminates prior to exercise in full or if shares issued upon exercise of a Stock Right are repurchased by the Corporation, the shares of Common Stock for which such Stock Right is not exercised or the repurchased shares are returned to the 1998 Plan and become available for future grant. The Corporation intends that compensation related to Stock Rights granted under the 1998 Plan qualifies for the "performance-based compensation" exemption under Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Corporation for federal income tax purposes of compensation paid to certain executive officers.

  Administration. The 1998 Plan is administered by the Board or a duly appointed committee of the Board. Subject to the provisions of the 1998 Plan, the Board or the committee determines the persons to whom Stock Rights are to be granted, the number of shares to be covered by each Stock Right, the terms of vesting and exercisability of each Stock Right, the type of consideration to be paid to the Corporation upon exercise of a Stock Right, whether an option is to be an incentive stock option or a non-statutory stock option, the term of each option, and all other terms and conditions of Stock Rights. The Board or committee will interpret the 1998 Plan and Stock Rights granted under the 1998 Plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the 1998 Plan or any Stock Right.

  Eligibility. All employees (including officers and directors), non-employee Board members, consultants, advisors or other independent contractors of the Corporation or of any present or future parent or subsidiary corporations of the Corporation are eligible to participate in the 1998 Plan. As of February 28, 1998 the Corporation had approximately 1,736 employees, including 11 executive officers and 6 non-employee Board members. Only employees may be granted incentive stock options.

  Terms and Conditions of Options. Each option granted under the 1998 Plan is evidenced by a written agreement between the Corporation and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1998 Plan. The per share exercise price of an option must equal at least the fair market value of a share of the Corporation's Common Stock on the date of grant. The per share exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporation of the Corporation must be at least 110% of the fair market value of a share of the Corporation's Common Stock on the date of grant, and the term of any such option cannot exceed five years.

  Generally, options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Corporation's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Board or committee may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a promissory note.

  Options granted under the 1998 Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the 1998 Plan are exercisable on and after the date of grant, subject to the right of the Corporation to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Corporation or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The Board or committee shall have the right to accelerate the date of exercise of any installment of any option, provided such acceleration does not adversely affect the optionee's rights thereunder. The maximum term of options granted under the 1998 Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

  Terms and Conditions of Direct Stock Awards and Purchases. Participants in the 1998 Plan may be provided the opportunity to make direct purchases of shares under the 1998 Plan at a price per share not less than one hundred percent (100%) of fair market value, payable in cash, check, cash equivalent or, if permitted by the Board or committee, through a promissory note payable to the Corporation. Shares may also be awarded solely as a bonus for past services. Each such grant under the 1998 Plan is evidenced by a written agreement between the Corporation and the grantee specifying the number of shares to be awarded and/or purchased and the other terms and conditions of the grant, consistent with the requirements of the 1998 Plan.

  The shares issued upon such awards or direct purchases may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Board will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

  Transfer of Control. A "Transfer of Control" will be deemed to have occurred in the event any of the following occurs with respect to the Corporation (including a successor whose stock is issued under the Plan): (i) the direct or indirect sale or exchange by the stockholders of the Corporation of all or substantially all of the stock of the Corporation where the stockholders of the Corporation immediately before such sale or exchange do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the Corporation or surviving entity representing at least a majority of the voting power of all voting stock of the Corporation, (ii) a merger, consolidation, reorganization or similar transaction in which the stockholders of the Corporation immediately before such merger do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in the voting stock of the surviving entity representing a majority of the voting power of all stock, or (iii) the sale, exchange, or transfer (including without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the Corporation's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of the Corporation immediately before such sale, exchange, or transfer retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the corporation(s) to which the assets were transferred, representing at least a majority of the combined voting power of all voting stock of such entity. If a Transfer of Control occurs, the successor corporation, or parent corporation thereof, will either assume outstanding options or substitute options for the stock of the successor corporation for the outstanding options. However, if the successor corporation elects not to assume or substitute outstanding options in connection with a merger described in clause
(ii) above, the Corporation's Board will provide that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested. Any options which are neither assumed or substituted by the successor corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

  Options held by individuals at the level of corporate vice president or higher at the time of a Transfer of Control shall be accelerated such that the optionee shall be entitled to an additional twelve months of vesting, or if the Option would have been fully vested in less than twelve months, then the option shall be fully vested.

  Termination or Amendment. The Board shall have complete and exclusive power and authority to amend or modify the 1998 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to Stock Rights at the time outstanding under the 1998 Plan unless the grantee consents to such amendment or modification. In addition, certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations. The Board may terminate the 1998 Plan at any time, and the 1998 Plan will in all events terminate on March 3, 2008.

  Nothing in the 1998 Plan prohibits the Corporation from adopting any other equity compensation plan for employees of the Corporation and its subsidiaries, including employees to receive Stock Rights under the 1998 Plan.

  As of February 28, 1998, the Corporation had outstanding under the Predecessor Plan options to purchase an aggregate of approximately 24,000,000 shares at a weighted average exercise price of $24.54 per share. The exercise price of all options granted under the Predecessor Plan has been at least equal to the fair market value per share of the Common Stock on the date of grant as determined in good faith by the Board. As of February 28, 1998, options to purchase approximately 17,000,000 shares of Common Stock granted pursuant to the Predecessor Plan had been exercised, and there were approximately 4,000,0000 shares of Common Stock available for future grants under the Predecessor Plan. On February 27, 1998, the closing price of the Corporation's Common stock, as reported by the Nasdaq National Market, was $37.4375 per share.

  The adoption of the 1998 Plan shall not restrict the authority of the Corporation to maintain or implement any additional equity incentive plans or programs under which individuals eligible to participate in the 1998 Plan, or other persons, may receive option grants or direct stock issuances.

NEW PLAN BENEFITS

  Since the Stock Rights proposed provide various criteria from which the Board or committee may choose to determine grants, it is not possible to determine the benefits or amounts that will be received by eligible individuals if the 1998 Plan is approved by stockholders.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PLAN

  Options granted under the 1998 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

  Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

  If the optionee makes a disqualifying disposition of the purchased shares, then the Corporation will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Corporation be allowed a deduction with respect to the optionee's disposition of the purchased shares.

  Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Corporation in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Corporation's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under
Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

  The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Corporation in which such ordinary income is recognized by the optionee.

  Direct Stock Awards and Purchases. The tax principles applicable to direct stock awards and purchases under the 1998 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

ACCOUNTING TREATMENT

  Under APB No. 25, which the Corporation has elected to follow, Stock Rights with exercise or purchase prices less than the fair market value of the shares on the grant date will result in a compensation expense to the Corporation's earnings equal to the difference between the exercise or purchase price and the fair market value of the shares on the grant date. Such expense will be accruable by the Corporation over the period that the underlying shares are to vest. Stock Rights issued at fair market value on the date of grant will not result in any charge to the Corporation's earnings. Whether or not granted at a discount, the number of outstanding Stock Rights may be a factor in determining the Corporation's earnings per share on a fully-diluted basis. Under FAS No. 123, footnote disclosure will be required as to the impact the outstanding Stock Rights under the 1998 Plan would have upon the Corporation's reported earnings were those Stock Rights valued as compensation expense under the fair value based method prescribed thereunder for issuers who elect to use that method.

STOCKHOLDER APPROVAL

  The affirmative vote of a majority of the outstanding voting shares of the Corporation present or represented and entitled to vote at the Annual Meeting is required for approval of the 1998 Plan. If such approval is obtained, the 1998 Plan will become effective upon the date of the Annual Meeting, and no future grants under the Predecessor Plan will be made. Should such stockholder approval not be obtained, then the 1998 Plan will not become effective. The Corporation's Predecessor Plan would, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of that plan until the available reserve of Common Stock under such plan is issued.

  The Board of Directors recommends a vote FOR the approval of the implementation of the 1998 Plan.

        PROPOSAL TO AMEND THE 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

  The Corporation's 1994 Outside Directors Stock Option Plan (the "Directors Option Plan") was adopted by the Board of Directors in March 1994, and adopted by the Corporation's stockholders in May 1994. The Directors Option Plan provides for the automatic grant of non-statutory stock options to directors of the Corporation who are not employees of the Corporation ("Outside Directors"). The maximum number of shares of Common Stock of the Corporation which may be issued upon the exercise of options granted pursuant to the Directors Option Plan is 2,000,000. There are currently 224,000 shares of Common Stock of the Corporation available for future issuance under the Directors Option Plan. Currently under the Directors Option Plan, each Outside Director automatically receives an option for 192,000 shares on the date of his or her first election to the Board of Directors (each, an "Initial Grant"). Each Outside Director who continues to be a Outside Director immediately following each annual meeting of stockholders occurring after his or her Initial Grant automatically receives an option to purchase 48,000 shares of Common Stock on each such annual meeting date (each, a "Subsequent Grant"). The Corporation currently has six Outside Directors eligible to participate in the Directors Option Plan.

  It is now proposed to approve amendments to the Directors Option Plan to (i) decrease the Initial Grant from 192,000 shares to 75,000 shares for Outside Directors first elected after this Annual Meeting; (ii) to decrease the Subsequent Grant for each subsequent year of service on the Board of Directors from 48,000 shares to 25,000 shares for all Outside Directors following this Annual Meeting; (iii) to limit the number of shares granted for each Initial Grant and Subsequent Grant for each subsequent year of service on the Board of Directors to the amount stated above effective after this Annual Meeting; and
(iv) to increase the number of shares of Common Stock available for issuance under the Directors Option Plan from 2,000,000 shares to 2,400,000 shares. The executive officers of the Corporation believe that the Directors Option Plan is important to permit the Corporation to obtain and retain the service of qualified persons who are neither employees nor officers of the Corporation to serve as members of the Board of Directors.

  If the proposed amendments to the Directors Option Plan are not approved by the stockholders of the Corporation, the current provisions of the Directors Option Plan regarding the number of options granted to Outside Directors and number of shares of Common Stock issuable under the Directors Option Plan will remain in effect.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS OPTION PLAN AS AMENDED

  General. The Directors Option Plan provides for the automatic grant of non-statutory stock options to non-employee directors of the Corporation. Currently, a maximum of 1,844,000 shares of the authorized but unissued shares or treasury shares of Common Stock of the Corporation may be issued upon the exercise of options granted pursuant to the Directors Option Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Corporation, appropriate adjustments will be made to the shares subject to the Directors Option Plan, to the terms of automatic option grants under the plan, and to outstanding options. To the extent that any outstanding option under the Directors Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Corporation, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

  Administration. The Directors Option Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors. However, the Board or the committee has no discretion to select the non-employee directors of the Corporation who are granted options under the Directors Option Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board or committee is authorized to interpret the Directors Option Plan and options granted under the plan, and all such determinations of the Board or committee will be final and binding on all persons having an interest in the Directors Option Plan or any option.

  Eligibility. Only directors of the Corporation who are not at the time of option grant employees of the Corporation or of any parent or subsidiary of the Corporation (the "Outside Directors") are eligible to participate in the Directors Option Plan. As of February 28, 1998, six Outside Directors were eligible to participate in the Directors Option Plan.

  Automatic Grant of Options. The Directors Option Plan became effective on May 13, 1994, the date of the Corporation's initial registration of its Common Stock under Section 12 of the Securities Exchange Act of 1934 (the "Effective Date"). Currently under the Directors Option Plan, each Outside Director automatically receives an Initial Grant for 192,000 shares. Each Outside Director who continues to be a Outside Director immediately following each annual meeting of stockholders occurring after his or her Initial Grant automatically receives an option to purchase 48,000 shares of Common Stock on each such annual meeting date.

  Terms and Conditions of Options. The exercise price of any option granted under the Directors Option Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Corporation's Common Stock on the date of grant. Each option granted under the Directors Option Plan is evidenced by a written agreement between the Corporation and the Outside Director specifying the number of shares subject to the option and of the other terms and conditions of the option, consistent with the requirements of the Directors Option Plan. No option is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee ceases to be a director of the Corporation or in the event of a Transfer of Control of the Corporation, as exercisable in equal annual installments over a four-year period beginning on the date of grant.

  Shares subject to an option granted under the Directors Option Plan may be purchased for cash, by check, or in cash equivalent, by tender of shares of the Corporation's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

  Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Corporation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Corporation or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Corporation of all or substantially all of the stock of the Corporation, (ii) a merger in which the Corporation is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Corporation. Upon a Transfer of Control of the Corporation, all options outstanding under the Directors Option Plan will become immediately exercisable and fully vested as of the date 15 days prior to such event. In addition, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume the outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

  Termination or Amendment. All options must be granted, if at all, within 10 years from March 10, 1994, the date the Directors Option Plan was adopted by the Board of Directors. The Board or committee may terminate or amend the Directors Option Plan at any time, but, without stockholder approval, the Board of Directors may not amend the Directors Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options.

  Options to purchase an aggregate of 240,000 shares of Common Stock were automatically granted pursuant to the Directors Option Plan to the Corporation's Outside Directors during 1997.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS OPTION PLAN

  The federal income tax consequences of the options granted under the Directors Option Plan are the same as the federal income tax consequences described for non-statutory options granted pursuant to the 1998 Stock Incentive Plan set forth above.

OPTION INFORMATION

  The following table sets forth as of February 28, 1998, options granted in the aggregate under the Directors Option Plan to each Outside Director:

   NAME                                           TITLE   NO. OF OPTIONS GRANTED
   ----                                          -------- ----------------------
   Betsy S. Atkins.............................. Director        336,000
   Robert K. Dahl............................... Director        192,000
   Roger L. Evans............................... Director        336,000
   C. Richard Kramlich.......................... Director        336,000
   James P. Lally............................... Director        336,000
   Martin L. Schoffstall........................ Director        240,000

STOCKHOLDER APPROVAL

  The affirmative vote of a majority of the outstanding voting shares of the Corporation present or represented and entitled to vote at the Annual Meeting is required for the approval of the above amendments to the Directors Option Plan.

  The Board of Directors recommends a vote FOR the approval of the amendments to the Directors Option Plan.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Corporation has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for the year ending December 31, 1998. Ernst & Young LLP has acted as the Corporation's independent auditors since the Corporation's inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR the ratification of this selection.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's outstanding shares of Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1997 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 1997, with the following exceptions: Bernard Schneider, Vice President and Treasurer of the Corporation, filed a late Form 4 in March 1998, reporting a transaction which should have been reported in June 1997; Martin Schoffstall, a director of the Corporation, filed a late Form 4 in March 1998, reporting a transaction which should have been reported in June 1997, Robert
K. Dahl, a director of the Corporation (former Vice President, Planning of the Corporation) filed an Amended Form 4 in March 1998, reporting a transaction which should have been reported in November 1996, Anthony Stagno, Vice President, Manufacturing of the Corporation, filed a late Form 4 in March 1998, reporting a transaction which should have been reported in March 1997, Michael E. Hendren, Senior Vice President, North American Sales and Service, filed a late Form 4 in March 1998, reporting transactions which should have been reported in previous periods, Betsy S. Atkins, a director of the Corporation, filed a late Form 4, reporting transactions which should have been reported in previous periods and Michael J. Johnson filed a late Form 5 in March 1998, reporting a transaction which should have been reported on his initial Form 3 in 1994.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than December 10, 1998. In order to curtail any controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Corporation, and, in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Corporation has retained Corporate Investors Communications, Inc. to assist in the solicitation of proxies and will pay this Corporation a fee of approximately $8,500 plus out-of-pocket expenses.

                                     PROXY

                          ASCEND COMMUNICATIONS, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 21, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Mory Ejabat and Michael Ashby, and each of them, proxies, with full power of substitution, to vote all shares of stock of Ascend Communications, Inc. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, May 21, 1998 (the "Annual Meeting ") at 9:00 a.m. local time, at the Palace Hotel, 2 Montgomery Street, San Francisco, California 94105, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 8, 1998, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

[See Reverse Side] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [See Reverse Side]

                          [ASCEND LOGO APPEARS HERE]








[X]  Please mark
     votes as in
     this example.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS IN ITEMS 2, 3, AND 4.

1. To elect eight members to the Board of Directors to serve until the 1999 Annual Meeting of Stockholders:
    Nominees: Mory Ejabat, Daniel E. Smith, Robert K. Dahl, Betsy S. Atkins, Roger L. Evans, C. Richard Kramlich, James P. Lally, Martin L. Schoffstall


      FOR                 WITHHELD            MARK HERE IF YOU PLAN
      ALL                 FROM ALL            TO ATTEND THE MEETING  [__]
    NOMINEES  [__]        NOMINEES  [__]
                                              MARK HERE FOR ADDRESS
                                              CHANGE AND NOTE BELOW  [__]


[__]______________________________________
    For all nominees except as noted above




2.  To approve the implementation of the       For       Against     Abstain
    Corporation's 1998 Stock Incentive Plan    [__]        [__]        [__]



3.  To approve amendments to the Corporation's For       Against     Abstain
    1994 Outside Directors Stock               [__]        [__]        [__]
    Option Plan (the "Directors Option Plan") to (i) decrease the initial stock option grant from 192,000 shares to 75,000 shares for Outside Directors first elected after the Annual Meeting; (ii) to decrease the stock option grant for each subsequent year of service on the Board of Directors from 48,000 to 25,000 shares for all Outside Directors following the Annual Meeting ; (iii) to limit the number of shares granted for each initial stock option grant and the stock option grant for each subsequent year of service on the Board of Directors to the amount stated above effective after the Annual Meeting ; and (iv) increase the number of shares of Common Stock available for issuance under the Directors Option Plan from 2,000,000 share to 2,400,000 shares.


4.  To ratify the selection of Ernst & Young   For       Against     Abstain
    LLP as auditors for the fiscal year ending [__]        [__]        [__]
    December 31, 1998.

5. To transact such other business as may properly come before the meeting and any adjournment thereof.

If signing as attorney, executor, trustee, or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

Signature:______________ Date:______     Signature:______________ Date:______